Banc of California Announces Redemption
of Series D Preferred Stock and Quarterly Dividends
SANTA ANA, Calif., (February 9, 2021) — Banc of California, Inc. (NYSE: BANC), today announced that it will redeem on March 15, 2021 all of its outstanding 7.375% Non-Cumulative Perpetual Preferred Stock, Series D, par value $0.01 per share (the “Series D Preferred Stock”), and the corresponding depositary shares, each representing a 1/40th interest in a share of the Series D Preferred Stock (the “Series D Depositary Shares”). In addition, Banc of California announced that its Board of Directors has declared a quarterly cash dividend of $0.06 per share on its outstanding common stock, a quarterly dividend of $0.460938 per depository share on its 7.375% Series D Preferred Stock, and a quarterly dividend of $0.4375 per depository share on its 7.00% Series E Non-Cumulative Perpetual Preferred Stock (“Series E Preferred Stock”).
Redemption of Series D Preferred Stock
The redemption price for the Series D Preferred Stock will be $1,000 per share (equivalent to $25 per Series D Depositary Share). Because the redemption date is also a dividend payment date, the redemption price will not include any declared and unpaid dividends. The regular quarterly dividend, in an amount equal to $18.43752 per share of Series D Preferred Stock (equivalent to $0.460938 per Series D Depositary Share), for the full current quarterly dividend period from, and including, December 15, 2020 to, but excluding, March 15, 2021 will be paid separately in the customary manner on March 15, 2021 to holders of record on February 26, 2021.
The Series D Depositary Shares (NYSE: BANC-PRD; CUSIP No. 05990K882) are held in book-entry form through The Depository Trust Company (“DTC”) and will be redeemed in accordance with the procedures of DTC. Upon redemption, the Series D Preferred Stock and the Series D Depositary Shares will no longer be outstanding and all rights with respect to such stock and depositary shares will cease and terminate, except the right to payment of the redemption price. Also upon redemption, the Series D Depositary Shares will be delisted from trading on the New York Stock Exchange.
Payment to DTC will be made by Computershare Trust Company, N.A. (“Computershare”), Banc of California’s redemption agent for the Series D Depositary Shares. Questions regarding redemption of the Series D Depositary Shares or the procedures therefor may be referred to Computershare at 150 Royall Street, Canton, MA 02021, Attention: Corporate Actions.
This news release does not constitute a notice of redemption under the certificate of designations governing the Series D Preferred Stock or the deposit agreement governing the Series D Depositary Shares and is qualified in its entirety by reference to the notice of redemption to be issued by Banc of California.
Quarterly Dividend
In addition to the redemption of the Series D Preferred Stock, the Board of Directors has declared a quarterly cash dividend of $0.06 per share on its outstanding common stock. The dividend will be payable on April 1, 2021 to stockholders of record as of March 15, 2021.
Banc of California maintains a Dividend Reinvestment Plan (DRIP) which allows stockholders to automatically acquire shares at a 3% discount from the applicable market price. All registered stockholders with holdings maintained at the Company's transfer agent, Computershare, are eligible to participate in the DRIP program. For more information on the Company's DRIP program, please contact Investor Relations at IR@bancofcal.com or (855) 361-2262.
The Board of Directors also declared a quarterly dividend of $0.460938 per depository share on the Company's 7.375% Series D Preferred Stock. The dividend will be payable on March 15, 2021 to holders of record as of February 26, 2021. The Series D Depository Shares are traded on the New York Stock Exchange under the “BANC PRD” symbol.
The Board of Directors also declared a quarterly dividend of $0.4375 per depository share on the Company's 7.00% Series E Non-Cumulative Perpetual Preferred Stock. The dividend will be payable on March 15, 2021 to holders of record as of February 26, 2021. The Series E depository shares are traded on the New York Stock Exchange under the “BANC PRE” symbol.

3 MacArthur Place Santa Ana, CA 92707 (949) 236-5250 www.bancofcal.com

About Banc of California, Inc.
Banc of California, Inc. (NYSE: BANC) is a bank holding company with approximately $7.9 billion in assets and one wholly-owned banking subsidiary, Banc of California, N.A. (the “Bank”). The Bank has 36 offices including 29 full-service branches located throughout Southern California. Through our dedicated professionals, we provide customized and innovative banking and lending solutions to businesses, entrepreneurs and individuals throughout California. We help to improve the communities where we live and work, by supporting organizations that provide financial literacy and job training, small business support and affordable housing. With a commitment to service and to building enduring relationships, we provide a higher standard of banking. We look forward to helping you achieve your goals. For more information, please visit us at www.bancofcal.com.

Source: Banc of California, Inc.
Investor Relations Inquiries:
Banc of California, Inc.
(855) 361-2262
Jared Wolff, (949) 385-8700
Lynn Hopkins, (949) 265-6599

3 MacArthur Place Santa Ana, CA 92707 (949) 236-5250 www.bancofcal.com